EXHIBIT 10.1
LSI INDUSTRIES INC.
NAMED EXECUTIVE OFFICER INCENTIVE COMPENSATION PLAN
Fiscal 2015
December 5, 2014

A.
The Incentive Compensation Plan for Fiscal 2015 is designed as a plan with a structure that is driven by achievement of one Key Performance Indicator.  Consistency of plan design, simplicity, measurability, and the ability to communicate the plan so that each Named Executive Officer understands how it works is considered to be very important.

B.
This Incentive Compensation Plan covers the Named Executive Officers as disclosed in the Proxy Statement.   See paragraph "P" for a description of the incentive plan for the Company's Chief Executive Officer.

C.
The Fiscal 2015 Incentive Plan is a Plan that has been approved by the Compensation Committee of the LSI Board of Directors.  This Plan provides for bonus awards that are primarily driven by achievement of a defined Key Performance Indicator.  The Key Performance Indicator will reflect LSI total results regarding achievement of Planned Operating Income, as adjusted for certain non-recurring items.  This incentive plan contains a subjective element relative to 10% of the Named Executive Officers' bonus potential.

A graduated scale of bonus potential (stated as a percentage of annual base salary) is identified at the indicated levels of achievement of the incentive plan Key Performance Indicator  --  See paragraph  "O" on page two of this document.

D.	The performance driver for calculation of the bonus shall be as follows:

    Named Executive Officers
90% Corporate Performance (Operating Income)
10% Discretionary Determination

E.
Named Executive Officers hired after the beginning of the fourth quarter of the fiscal year shall not participate in the incentive plan.  All Named Executive Officers hired during the first three quarters of the fiscal year shall receive the same bonus percentage as all other Named Executive Officers, but the total bonus shall be calculated on the salary actually paid to the Named Executive Officer in fiscal 2015.

F.
Bonus recipients must be employed in August on the day when bonus checks are issued for the fiscal year just recently ended.  Named Executive Officers who terminate on or before the August bonus payment date are generally not eligible for a bonus, unless a discretionary decision is made.

G.
Any type of lengthy leave of absence could result in a pro-rata reduction of the calculated bonus award.  Leaves of absence include time away from work for reasons of short term disability, FMLA leave, military leave, or other leave of absence.

H.
Named Executive Officers who retire at normal retirement age or under an LSI approved plan of retirement will be eligible to receive a pro-rated bonus payment based upon the actual amount of base salary received in the fiscal year.

I.
If a Named Executive Officer becomes disabled (as defined by Social Security) or dies during a fiscal year, the Named Executive Officer's beneficiary will be considered for a pro-rata bonus payment based upon the actual amount of base salary received in the fiscal year.

J.
Bonus payments are subject to assignment laws or other laws that require payment of the bonus to someone other than the Named Executive Officer (IRS tax levies, child support arrearages, etc.).  LSI will comply with all applicable assignment laws.

K.
Although LSI and the Compensation Committee of the Board of Directors currently intend and expect to continue the incentive compensation program, they reserve the right to amend, reduce, modify, interpret or discontinue all or part of it at the beginning of a new fiscal year with or without reason as the Committee deems advisable.

L.	The bonus should not be construed to create or imply the existence of a contract of employment, other than with respect to the bonus for the current fiscal year.

M.	The Named Executive Officers' base salary rate in effect April 30th shall be used to calculate the bonus amount.

N.
Determination of achievement of LSI's Operating Income will be calculated based upon actual reported results.  There is to be straight line interpolation of actual achievement as compared to plan when determining the Calculated Bonus %.

O.	FY 2015 Incentive Plan – Named Executive Officers -- Bonus Potentials

Plan Achievement	Potential Bonus
100%	17%
110%	25%
120%	35%
150%	45%

The bonus potential shall be interpolated on a linear basis in between stated levels of Plan achievement.

P.
The FY 2015 Incentive Plan for the Company's Chief Executive Officer, pursuant to his employment agreement, shall provide for a potential target bonus in the range of 50% to 100% of his actual base salary paid for FY 2015.  This employment agreement provides that the Board of Directors shall apply subjective discretion in the determination of the Chief Executive Officer's FY 2015 incentive compensation.

COMPUTATIONAL EXAMPLE

As an example, consider a Named Executive Officer who was hired on October 1st of the current fiscal year, whose annual base salary is $300,000 and whose total bonus potential at the indicated levels of plan achievement are as follows:

% Achievement
100%	17% bonus potential
110%	25% bonus potential
120%	35% bonus potential
123%	36% bonus potential (calculated on a linear basis between 120% and 150%)
150%	45% bonus potential

The following example would represent a bonus payment given 123% achievement of Corporate operating income as well as 85% achievement of the subjective portion of the bonus for this Named Executive Officer who has a base salary of $300,000 and who worked with LSI for the last nine months of the fiscal year (therefore salary paid was $225,000):

Bonus
LSI's Operating Income (123% achievement)
$72,900	90% weighting x 36% bonus x $225,000 salary paid
$19,125	Personal Potential (discretionary determination of 85% achievement) 10% weighting x 85% achievement x $225,000 salary paid
$92,025 Total Bonus Paid